SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
June 11, 2008

COMMUNITY FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

Virginia	0-18265	54-1532044
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

38 North Central Avenue, Staunton, Virginia	24401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (540) 886-0796

                                                 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  [   ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  [   ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  [   ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  [   ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 11, 2008, the Registrant’s wholly owned subsidiary, Community Bank, entered into an employment agreement with Norman C. Smiley, III, its president.  The agreement is for a three year term and at the end of one year, and each year thereafter, is automatically extended for an additional year unless 90 days advance notice is given that the contract will not be extended..  All extensions are subject to performance reviews by the board of directors.  The employment agreement provides for a base salary not less than that paid for the prior year and participation in performance-based and discretionary bonuses, if any, as authorized by the board of directors and participation in employee benefit and welfare programs applicable to executive officers.

The agreement provides for termination of Mr. Smiley upon his death, an illness which causes the executive to be unable to perform his duties under the agreement on a full-time basis for six consecutive months, for cause and in certain events specified by Office of Thrift Supervision regulations.  In the event Mr. Smiley is terminated without cause or resigns for good reason, he will receive, as liquidated damages, 1.0 times the total cash compensation paid or payable to him during the 12 full consecutive months immediately preceding the effective date of his termination of employment.  In addition, Community Bank will maintain, for 12 months following the effective date of his termination or resignation, at no cost to him, substantially the same heath and other benefits available to him in effect immediately prior to such termination or resignation. The foregoing payments would be reduced by any cash compensation or health and other benefits actually paid to, or receivable by Mr. Smiley from another employer during the period he is receiving post-termination compensation benefits from Community Bank.

On June 11, 2008, the Registrant entered into a revised change of control agreement with Mr. Smiley.  The change of control agreement remains in effect until canceled by either party, upon at least 24 months prior written notice to the other party.  Under the agreement, Mr. Smiley is entitled to a change of control payment from the Registrant if he is terminated or resigns for good reason within six months preceding or 24 months after a change in control (as defined in the agreement).  In such an event he is entitled to receive (i) a cash payment in an amount not to exceed 2.99 times his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended and (ii) substantially the same heath and other benefits available to him in effect immediately prior to such termination at no additional cost.  The foregoing payments would be in lieu of any amounts owed to Mr. Smiley under his employment agreement discussed above and would also be reduced by any cash compensation or health and other benefits actually paid to, or received by him from another employer during the period he is receiving post-termination compensation benefits.

All of the above payments that would be made in connection with a change in control are subject to cut-back to the extent the payments would result in either the loss of a tax deduction to the Registrant or the imposition of a penalty tax on Mr. Smiley.

The employment agreement and change of control agreement are attached to this report as Exhibits 10.1 and 10.2, which are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

        (d)    Exhibits

10.1	Employment Agreement dated June 11, 2008
10.2	Change of Control Agreement dated June 11, 2008

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY FINANCIAL CORPORATION
Date: June 16, 2008	By:	/s/ R. Jerry Giles R. Jerry Giles Senior Vice President and Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated June 11, 2008
10.2	Change of Control Agreement dated June 11, 2008